Exhibit 99.1

Contact:
SeaBright Insurance Holdings, Inc. 2101 4th Avenue Suite 1600 Seattle, WA 98121	SeaBright Insurance Holdings, Inc. Joseph S. De Vita Chief Financial Officer 206-269-8500 investor@sbic.com

SeaBright Insurance Holdings Reports First Quarter 2007 Results

Q1 Revenue Increased 13.9% Year-Over-Year
Q1 Net Income Increased 68.8% Year-Over-Year

Seattle, WA – April 24, 2007 – SeaBright Insurance Holdings, Inc. (NASDAQ: SEAB) today announced results for the first quarter ended March 31, 2007.

For the first quarter of 2007, net income increased to $10.1 million or $0.48 per diluted share compared to net income of $6.0 million or $0.31 per diluted share for the same period in 2006.

Total revenue for the first quarter increased 13.9% to $54.9 million versus $48.2 million in the year-earlier period. For the first quarter 2007, net premiums earned increased 10.5% to $48.6 million compared to $44.0 million for the same period in 2006.

John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer, said, “Our first quarter demonstrates a strong start for 2007. It reflects continued positive top-line growth momentum from last year. Our decision to invest in geographic expansion in the last half of 2006, opening two new regional offices in Philadelphia and Atlanta, is showing promise. The bottom line benefited from growth in investment income and deflationary trends in loss costs which continued in the quarter. As planned, the expense ratio increased, driven primarily by our funding of the expansionary costs. Over the long-term, I anticipate that this ratio will likely decline to our more traditional levels as the new field offices gain market traction and new premium written.”

At March 31, 2007, SeaBright had 745 customers, an increase of 91 or 13.9% over year end 2006. In the quarter ended March 31, 2007, the amount of payrolls covered by workers compensation premiums increased $397 million or 10.3% to $4.3 billion. At March 31, 2007, average premium size per customer was approximately $304,000 compared to approximately $330,000 at year end 2006, reflecting the planned diversification of our business and lower premium rates consistent with the decline in loss costs.

Loss and loss adjustment expense for the first quarter 2007 was $25.9 million versus $28.5 million in the same period in 2006. The net loss ratio for the first quarter of 2007 was 52.2% compared to 63.6% in the same period of 2006. During the first quarter 2007, on a pre-tax basis, the Company recognized $7.2 million in favorable development of prior years’ loss reserve estimates, of which $2.0 million related to the 2006 accident year, $5.0 million related to the 2005 accident year and $0.2 million related to the 2004 and prior accident years, reflecting a continuation of deflationary trends in the paid loss data for recent accident years.

Total underwriting expenses for the first quarter 2007 were $12.6 million compared to $9.7 million in the prior year period. The net underwriting expense ratio for the first quarter was 25.9% compared to 22.1% in the same period in 2006. The increase in the underwriting expense ratio in the first quarter was mostly attributable to increased staffing and production-related expenses in connection with the opening of new offices in Philadelphia and Atlanta and the growth of business in our existing offices.

The net combined ratio for the first quarter of 2007 was 78.1% compared to 85.7% for the same period in 2006.

Net investment income for the first quarter of 2007 was $4.8 million compared to $3.1 million for the same period in 2006. The $1.7 million growth in investment income was attributable to the larger portfolio base in 2007 as a result of the $57.6 million in proceeds from the follow-on common stock offering in February 2006 and strong cash flow from operations of $90.3 million in 2006 and $18.7 million in the first quarter of 2007.

Return on average equity for the quarter ended March 31, 2007 was 15.8% compared to 12.8% for the corresponding period in 2006.

About SeaBright Insurance Holdings, Inc.

SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services. SeaBright Insurance Company provides workers’ compensation coverage to employers in selected regions nationwide. To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.

Conference Call

The Company will host a conference call on Tuesday, April 24, 2007 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, President and CEO, Joseph S. De Vita, Senior Vice President and CFO, and Richard J. Gergasko, Executive Vice President - Operations. The conference call is available via webcast on the Company’s website and can be accessed by visiting http://investor.sbic.com. Once there, select “Investor Relations” from the menu at the top of the page, and proceed to “Webcasts and Presentations.” The dial-in number for the conference call is (888) 695-0608. Please call at least five minutes before the scheduled start time.

Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2006 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 16 2007, and in our other public filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

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Set forth in the tables below are summary results of operations for the three month periods ended March 31, 2007 and 2006 as well as selected balance sheet data as of March 31, 2007 and December 31, 2006. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s quarterly report on Form 10-Q. The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before May 10, 2007.

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2007	December 31, 2006
	(Unaudited)	(Audited)
	(in thousands)
ASSETS
Fixed income securities available-for-sale, at fair value	$417,992	$399,119
Equity securities available-for-sale, at fair value	3,248	813
Cash and cash equivalents	17,354	20,412
Accrued investment income	4,471	4,208
Premiums receivable, net of allowance	6,082	8,877
Deferred premiums	129,092	118,788
Federal income tax recoverable	–	1,263
Service income receivable	600	792
Reinsurance recoverables	12,374	13,675
Receivable under adverse development cover	2,781	2,781
Prepaid reinsurance	1,977	1,917
Property and equipment, net	1,269	1,241
Deferred income taxes, net	12,178	12,198
Deferred policy acquisition costs, net	17,058	15,433
Intangible assets, net	1,215	1,217
Goodwill	1,527	1,527
Other assets	10,618	10,014
Total assets	$639,836	$614,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense	$206,463	$198,356
Unearned premiums	122,078	114,312
Reinsurance funds withheld and balances payable	362	309
Premiums payable	2,757	3,047
Accrued expenses and other liabilities	36,283	37,125
Surplus notes	12,000	12,000
Total liabilities	379,943	365,149

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized;
no shares issued and outstanding	–	–
Undesignated preferred stock, $0.01 par value; 10,000,000 shares
authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized;
issued and outstanding - 20,776,704 shares at March 31, 2007
and 20,553,400 shares at December 31, 2006	208	205
Paid-in capital	191,148	190,593
Accumulated other comprehensive loss	(61)	(197)
Retained earnings	68,598	58,525
Total stockholders’ equity	259,893	249,126
Total liabilities and stockholders’ equity	$639,836	$614,275

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2007	2006
	(in thousands, except income per share information)
Revenue: (1)
Premiums earned	$48,631	$43,963
Claims service income	556	523
Other service income	24	28
Net investment income	4,758	3,125
Net realized loss	(52)	(227)
Other income	957	756
	54,874	48,168
Losses and expenses:
Loss and loss adjustment expenses	25,918	28,463
Underwriting, acquisition and insurance expenses	12,631	9,730
Other expenses	1,832	1,388
	40,381	39,581
Income before federal income taxes	14,493	8,587

Federal income tax expense (benefit):
Current	4,474	4,464
Deferred	(54)	(1,845)
	4,420	2,619
Net income	$10,073	$5,968

Basic earnings per share	$0.50	$0.31
Diluted earnings per share	$0.48	$0.31

Weighted average basic shares outstanding	20,320,699	18,968,695
Weighted average diluted shares outstanding	20,859,608	19,223,784

Net loss ratio (2)	52.2%	63.6%
Net underwriting expense ratio (3)	25.9%	22.1%
Net combined ratio (4)	78.1%	85.7%

(1)	Gross and net premiums written for the periods indicated were as follows:
	Three Months Ended March 31,
	2007	2006
	(in thousands)
Gross premiums written	$59,926	$54,695
Net premiums written	56,260	50,809

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.